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                          UNITED  STATES
               SECURITIES  AND  EXCHANGE  COMMISSION
                     Washington,  D.C.  20549

                           FORM  12b-25

                   NOTIFICATION  OF  LATE  FILING

 (Check  One)  [X]  Form  10-K  and  Form  10-KSB[  ]  Form  20-F  [ ] Form 11-K
              [  ]  Form  10-Q  and  Form  10-QSB[  ]  Form  N-SAR

              For  Period  Ended:  June  30,  2003

              [  ]  Transition  Report  on  Form  10-K
              [  ]  Transition  Report  on  Form  20-F
              [  ]  Transition  Report  on  Form  11-K
              [  ]  Transition  Report  on  Form  10-Q
              [  ]  Transition  Report  on  Form  N-SAR
              For  the  Transition  Period  Ended:_______________________

Read Attached Instruction Sheet Before Preparing Form. Please Print or Type. Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: N/A

                             PART  1
                     REGISTRANT  INFORMATION

Full  Name  of  Registrant:      Cyberlux  Corporation

Former  Name  if  Applicable:    N/A

              Address  of  Principal  Executive  Office

             Street and Number: 50 Orange Road, P.O. Box 2010 City, State and Zip Code: Pinehurst, NC 28370


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                             PART  II
                     RULES  12B-25(b)  AND  (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to RULE 12b-25(b), the following should be completed. (Check box if appropriate)

[  ]      (a)      The  reasons  described  in  reasonable  detail  in
                  Part III of this form could not be eliminated without unreasonable effort or expense;

[X]      (b)      The  subject  annual  report,  semi-annual  report,
                  transition  report  on  Form  10-K,  Form  20-F, 11-K, Form N-
                  SAR,  or  portion  thereof,  will  be  filed  on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[  ]      (c)      The  accountant's  statement  or  other  exhibit  required by
                  RULE  12b-25(c)  has  been  attached  if  applicable.

                            PART  III
                            NARRATIVE

State below in reasonable detail the reasons why the Form 10-K and Form 10-KSB, 11-K, 20-F, Form 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period. (Attach extra sheets if needed)

THE REGISTRANT IS UNABLE TO FILE THIS SUBJECT REPORT IN A TIMELY MANNER THE BECAUSE THE REGISTRANT WAS NOT ABLE TO COMPLETE TIMELY IF FINANCIAL STATEMENTS WITHOUT UNREASONABLE EFFORT OF EXPENSE.

                             PART  IV
                        OTHER  INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

   John  W.  Ringo          (770)                    952-1904
  --------------        -------------         ----------------
      (Name)             (Area  Code)         (Telephone  Number)

(2)      Have  all  other  periodic  reports  required  under  Section
         13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) been filed?

         If  the  answer  is  no,  identify  report(s).  [x]  Yes  [  ]  No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [ ] Yes [x] No

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                     Cyberlux  Corporation
           ------------------------------------------
          (Name  of  Registrant  as  Specified  in  Charter)

     Has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

        Date:  March  29,  2004          By:  //  John  W.  Ringo
             ---------------             ---------------------
                                   Name:    John  W.  Ringo
                                   Title:   Secretary  and  Corporate  Counsel



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